EXHIBIT 28.01

                      LOEWS CORPORATION AND SUBSIDIARIES

      Reconciliation of Property/Casualty Reserves as shown on Schedule P to Reserves for Unpaid Claim and Claim Expenses

                               December 31, 1995

  A reconciliation of property/casualty reserves as shown on Schedule P to reserves for unpaid claim and claim expenses, as shown in the Annual Report on Form 10-K follows. Schedule P is from CNA's property/casualty insurance subsidiaries 1995 annual statutory statements provided to state insurance regulatory authorities. Statutory claim and claim expense reserves are presented net of ceded reinsurance. Under generally accepted accounting principles such reserves are recorded "gross" of reinsurance with corresponding ceded reinsurance recoverables recorded as assets.

Property/Casualty Reserve Reconciliation
Statutory Basis to Generally Accepted Accounting Principles
--------------------------------------------------------------------------------
                                                                   (In millions)

Total claim and claim expenses per Schedule P (net of
 reinsurance) ...................................................    $    24,047
Non-domestic affiliates .........................................            908
Ceded claim and claim expenses ..................................          6,089
                                                                     -----------
     Reserve for claim and claim expenses-generally accepted
      accounting principles .....................................    $    31,044
                                                                     ===========